UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 9, 2020

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-3164	Alabama Power Company	63-0004250
(An Alabama Corporation)
600 North 18th Street
Birmingham, Alabama 35203
(205) 257-1000

The name and address of the registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Alabama Power Company	5.00% Series Class A Preferred Stock	ALP PR Q	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.    Other Events.
On June 9, 2020, the Alabama Public Service Commission (the “Alabama PSC”) approved in part the petition for a certificate of convenience and necessity (the “CCN”) filed on September 6, 2019 by Alabama Power Company (“Alabama Power”) which authorizes Alabama Power to (1) construct an approximately 720-megawatt (“MW”) combined cycle facility at Alabama Power’s Plant Barry (“Plant Barry Unit 8”) which is expected to be placed in service by the end of 2023, (2) acquire all of the equity interests in Tenaska Alabama II Partners, L.P. (the “Autauga Combined Cycle Acquisition”), which owns and operates an approximately 885-MW combined cycle generation facility in Autauga County, Alabama, of which the transaction is expected to close by September 1, 2020, (3) purchase approximately 240 MWs of combined cycle generation under a long-term power purchase agreement (“PPA”) expected to begin later in 2020 and (4) pursue up to approximately 200 MWs of certain demand-side management and distributed energy resource programs.
The Alabama PSC authorized the recovery of actual costs for the construction of Plant Barry Unit 8 up to 5% above the estimated in-service cost of $652 million. In so doing, it recognized the potential for developments that could cause the project costs to exceed the capped amount, in which case Alabama Power would provide documentation to the Alabama PSC to explain and justify potential recovery of the additional costs.
The Alabama PSC further directed that the proposed solar generation of approximately 400 MWs, coupled with battery energy storage systems (solar/battery systems), be evaluated under an existing Renewable Generation Certificate issued by the Alabama PSC in September 2015.
Alabama Power expects to recover all approved costs associated with the CCN through existing rate mechanisms as outlined in Alabama Power’s Annual Report on Form 10-K for the year ended December 31, 2019.

The Alabama PSC’s approval in part of the CCN will be followed by a written order which is subject to any rehearing request or judicial appeal filed within 30 days of the date of such order.
The ultimate outcome of these matters cannot be determined at this time.
Cautionary Note Regarding Forward-Looking Statements
Certain information contained in this Current Report on Form 8-K is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning completion dates and estimated capital expenditures for the Autauga Combined Cycle Acquisition and construction of Plant Barry Unit 8, regulatory approvals and rate recovery. Alabama Power cautions that there are certain factors that could cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Alabama Power; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Alabama Power’s Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent securities filings could cause actual results to differ materially from management expectations as suggested by such forward-looking information: state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to fuel and other cost recovery mechanisms; available sources and costs of fuels; the ability to control costs and avoid cost and schedule overruns during the development, construction and operation of facilities, to construct facilities in accordance with the requirements of permits and licenses and to satisfy any environmental performance standards; the potential effects of the continued COVID-19 pandemic; the ability to successfully operate Alabama Power’s generating, transmission and distribution facilities and the successful performance of necessary corporate functions; the ability of counterparties of Alabama Power to make payments as and when due and to perform as required; the ability of Alabama Power to obtain additional generating capacity (or sell excess generating capacity) at competitive prices; catastrophic events such as fires, earthquakes, explosions, floods, tornadoes, hurricanes and other storms, droughts, pandemic health events or other similar occurrences; and the direct or indirect effects on Alabama Power’s business resulting from incidents affecting the U.S. electric grid or operation of generating resources. Alabama Power expressly disclaims any obligation to update any forward-looking information.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 9, 2020	ALABAMA POWER COMPANY

	By:	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary